As filed with the United States Securities and Exchange Commission on September 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Aravive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-4106690
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address, of principal executive offices)

Aravive, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Jay P. Shepard

Chief Executive Officer

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Name and address of agent for service)

(936) 355-1910

(Telephone number, including area code, of agent for service)

Copy to:

Leslie Marlow, Esq.

Hank Gracin, Esq.

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee (5)
Common Stock, par value $0.001 per share	3,334,611	$5.83	$19,440,782.13	$2,357
_________________

(1)	The securities to be registered include options and rights to acquire the common stock, par value $0.0001 per share (the “Common Stock”), of Aravive, Inc.
(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)

Represents shares of Common Stock reserved for future issuance under the Aravive, Inc. 2019 Equity Incentive Plan (the “2019 Plan”).  Pursuant to the terms of the 2019 Plan, any shares of Common Stock subject to outstanding stock options or other awards granted under the Prior Plans (as defined below) that, on or after the date on which the 2019 Plan became effective, expire, terminate or are forfeited for any reason prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2019 Plan, subject to certain limitations. “Prior Plans” means collectively, the Aravive, Inc. (formerly known as Versartis, Inc.) 2014 Equity Incentive Plan, Aravive, Inc. (formerly known as Versartis, Inc.) 2009 Stock Plan, Aravive Biologics, Inc. 2017 Equity Incentive Plan, and Aravive Biologics, Inc. 2010 Equity Incentive Plan, as amended.

(4)

Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the 2019 Plan is based upon the average of the high and low sale prices of the Common Stock on September 16, 2019, as reported by the Nasdaq Global Select Market.

(5)	Calculated pursuant to Section 6(b) of the Securities Act as .00012120 of the proposed maximum aggregate offering price.

Explanatory Note

Aravive, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $0.0001 per share (the “Common Stock”), which have been reserved for issuance and are issuable pursuant to the Company’s 2019 Equity Incentive Plan (hereinafter referred to as the “2019 Plan”).

The Registrant’s Board of Directors believes that it is administratively beneficial going forward for the Registrant to have one equity plan for all future equity grants rather than three separate plans with differing terms. The Board of Directors believes the 2019 Plan, including the maximum number of shares available for awards under the 2019 Plan, is necessary to ensure that we have adequate capacity to continue to attract, reward and retain employees, non-employee directors and consultants.

The total number of shares available under the 2019 Plan for awards to employees, non-employee directors, and other key personnel and consultants will not exceed: 3,334,611 shares of Common Stock consisting of (A) the approximately 1,383,434 shares reserved and available for issuance pursuant to the grant of new awards under the Prior Plans (as defined below), and (B) the approximately 1,951,177 shares subject to outstanding stock options or other awards granted under the Prior Plans that, on or after the date on which the 2019 Plan became effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. “Prior Plans” means collectively, the Aravive, Inc. (formerly known as Versartis, Inc.) 2014 Equity Incentive Plan, Aravive, Inc. (formerly known as Versartis, Inc.) 2009 Stock Plan, Aravive Biologics, Inc. 2017 Equity Incentive Plan, and Aravive Biologics, Inc. 2010 Equity Incentive Plan, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2019 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2019 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents By Reference.

The Registrant has filed the documents listed below with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and these documents are incorporated into this Registration Statement by reference:

•

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 15, 2019 (as amended by the Annual Report on Form 10-K/A filed with the SEC on April 30, 2019) (File No. 001-36361);

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed with the SEC on May 8, 2019 and August 7, 2019, respectively (File No. 001-36361);
•

The Registrant’s Current Reports on Form 8-K (File No. 001-36361) filed with the SEC on January 18, 2019, February 12, 2019, March 6, 2019, March 26, 2019, April 11, 2019, May 31, 2019, July 8, 2019, July 11, 2019, July 31, 2019, August 8, 2019, August 12, 2019 and September 13, 2019;

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 9, 2019 (File No. 001-36361); and
•

The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 19, 2014 (File No. 001-36361), including any amendments thereto or reports filed for the purposes of updating this description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.Description of Securities.

Not Applicable

Item 5.Interests of Named Experts and Counsel.

As of the date of this Registration Statement, an attorney of Gracin & Marlow, LLP beneficially owns securities exercisable to purchase an aggregate of 20,425 shares of the Registrant’s Common Stock.

Item 6.Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under applicable law the liability of its directors for monetary damages.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with its directors and officers whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description of Document

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.2(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.3(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.4(4)	Certificate of Correction to Certificate of Amended and Restated Certificate of Incorporation of Aravive, Inc.

4.5(5)	Amended and Restated Bylaws of the Registrant, as currently in effect.

5.1*	Opinion of Gracin & Marlow, LLP.

23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

99.1*	2019 Equity Incentive Plan.

99.2*	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2019 Equity Incentive Plan.

99.3*	Form of 2019 Equity Incentive Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement.

*  Filed herewith.

(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 26, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2018, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2018, and incorporated herein by reference.
(4)	Filed as Exhibit 3.6 to Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019, and incorporated herein by reference.
(5)	Filed as Exhibit 3.4 to Registrant’s Registration Statement on Form S-1 (File No. 333-193997), filed with the Securities and Exchange Commission on March 6, 2014, and incorporated herein by reference.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a trustee, officer or controlling person of the Registrant against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas, on the 20th day of September, 2019.

ARAVIVE, INC.

By:	/s/ Jay P. Shepard
Name: Jay P. Shepard
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Jay P. Shepard and Vinay Shah, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, or his or their substitute or substitutes, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities and on the date or dates indicated:

Signature	Title	Date

/s/ Jay P. Shepard	Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2019
Jay P. Shepard

/s/ Vinay Shah	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 20, 2019
Vinay Shah

/s/ Srinivas Akkaraju, M.D., Ph.D.	Director	September 20, 2019
Srinivas Akkaraju, M.D., Ph.D.

/s/ Amato Giaccia, Ph. D.	Director	September 20, 2019
Amato Giaccia, Ph. D.

/s/ Robert E. Hoffman	Director	September 20, 2019
Robert E. Hoffman

/s/ Ray Tabibiazar, M.D.	Director	September 20, 2019
Ray Tabibiazar, M.D.

/s/ Shahzad Malik, M.D.	Director	September 20, 2019
Shahzad Malik, M.D.

/s/ Eric Zhang	Director	September 20, 2019
Eric Zhang